Exhibit 99.2

January 28, 2003

Dear Stockholder:

The idea of change and evolution is not new in today’s marketplace. In fact, change will be the norm at Lipid Sciences as we move toward commercialization of our novel technology and continue on the path of value creation for our stockholders as well as our business partners. To that end, we have announced that the Company is taking a new strategic direction.

We will focus our R & D investment on our proprietary Viral Pathogen Inactivation platform, with the first indication being HIV—a lipid-enveloped virus that infects an estimated five million people and kills about three million people each year. Current studies being conducted by Drs. Ansari and Hildreth, members of our Viral Advisory Board, have demonstrated both safety and immunogenicity of this process. The successful conclusion of these studies will be an important first step toward a goal of FDA approval for a Phase 1 Human clinical trial based in the U.S.

As a result of the adoption of this new strategic focus, we have made the decision to discontinue the human clinical trial in Australia. The preliminary results for that Phase 1 safety trial have advanced the science and improved the safety of our proprietary delipidation process—critical to both our viral and cardiovascular technology platforms.

The Board of Directors and the management team have also taken a long, hard look at the goals of Lipid Sciences and operations in the current economic environment. We will therefore undertake a restructuring of our business operations. This restructuring is projected to reduce operating expenses in the second-half of 2003 by 30%-40%, when measured against the same period in 2002. Savings will come from staff reductions, cessation of operations in Australia, our ability to more aggressively focus R & D efforts on the viral platform while continuing to advance the cardiovascular platform. I have enclosed a press release dated January 28, 2003 providing additional details. Our search for a Chief Executive Officer continues with many strong candidates having been identified.

I want to assure you that these decisions were not made hastily and that they form the basis of a sound strategic plan. These decisions are correct for Lipid Sciences, and the business is on the right track. Let me assure you that we are in a financially stable position to implement this new strategic direction.

Change is sometimes unsettling, but with change comes the opportunity for bold and decisive action. It is our belief that greater opportunities will be achieved through these changes with a minimal amount of disruption to the organization and our goals.

I will continue to update you on our progress and appreciate your continuing support.

Sincerely,

Richard G. Babbitt
Chairman of the Board
Enclosure

Forward-Looking Statements
This letter to stockholders contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this letter reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds; our inability to receive regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; economic downturn in the real estate market; our dependence on key personnel; shares of common stock will become available for sale after expiration of lock-up periods; and existing stockholders may experience dilution if additional shares are issued to former NZ Corporation stockholders who have perfected certain rights.

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